Exhibit 99.1

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

July 31, 2003

Landmark Bancorp, Inc. Increases its Cash Dividend and Announces Results For the Quarter and Six Months Ended June 30, 2003

(Manhattan, KS, July 31, 2003) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, announced that its Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of August 6, 2003, payable August 18, 2003.  This represents a 6% increase in the Company’s cash dividend compared to the previous quarter’s cash dividend of 16 cents per share.  Additionally, the Company reported diluted earnings per share for the quarter ended June 30, 2003 of $0.61 versus $0.55 for the quarter ended June 30, 2002, an increase of 10.9%, according to Patrick L. Alexander, President and Chief Executive Officer.  Net earnings for the quarter ended June 30, 2003 was $1.2 million, an increase of $36,000, or 3.0%, compared to the quarter ended June 30, 2002.  Net earnings for the six months ended June 30, 2003 was $2.5 million, an increase of 18.8%, compared to net earnings of $2.1 million for the six months ended June 30, 2002.  Diluted earnings per share for the six months ended June 30, 2003 was $1.27 versus $0.98 for the six months ended June 30, 2002.

Landmark Bancorp’s annualized return on average assets improved to 1.55% for the six months ended June 30, 2003, compared to 1.27% for the six months ended June 30, 2002.  In addition, the annualized return on average equity increased to 12.26% for the six months ended June 30, 2003 from 10.75% for the six months ended June 30, 2002.  The annualized return on average assets was 1.49% for the quarter ended June 30, 2003 and the return on equity was 11.62%.

The second quarter results were primarily affected by improvements in non-interest income in comparison to the prior year.  Net interest income for the second quarter 2003 decreased $316,000 compared to the second quarter of 2002, a decrease of 10.0%.  This decrease was due primarily to a decline in the net interest margin to 3.70% for the second quarter of 2003 from 3.99% for the second quarter of 2002.  The refinancings and paydowns in the residential mortgage portfolio has exceeded the commercial loan growth over the past year, resulting in the excess liquidity being invested into lower yielding investment securities.  In addition, the prolonged low rate environment is causing the net interest margin to compress as assets continue to reprice with little room left for liability repricing.  Total non-interest income increased approximately $384,000, or 44.6% for the quarter ended June 30, 2003, as compared to the quarter ended June 30, 2002.  The majority of this increase was due to a $188,000 increase in fees and service charges and a $257,000 increase in gains on sale of loans.  Total non-interest expense for the second quarter of 2003 increased approximately $83,000 compared to the second quarter of 2002, resulting primarily from increases in occupancy and equipment and amortization of mortgage servicing rights.

The increase in net earnings for the six months ended June 30, 2003 resulted primarily from improvements in non-interest income in comparison to the prior year.  Net interest income for the six months ended June 30, 2003 decreased $196,000 compared to 2002, a decrease of 3.2%.  Average interest earning asset balances declined from the prior year resulting in the decrease in net interest income despite the net interest margin improving slightly to 3.84% for the six months ended June 30, 2003 from 3.82% for the first six months of 2002.  Total non-interest income increased approximately $994,000, or 62.4% for the six months ended June 30, 2003, as compared to the six months ended June 30, 2002.  This increase was due to a $400,000 increase in fees and service charges and a $641,000 increase in gains on sale of loans.  Total non-interest expense for the first six months of 2003 increased approximately $220,000 compared to the six months ended June 30, 2002, resulting primarily from increases in occupancy and equipment, amortization of mortgage servicing rights and professional fees.

Alexander commented, “We continue to be pleased with our operating results in 2003.  Although we have experienced rapid prepayments in the mortgage loan area we have continued to see nice growth in our commercial lending activities.  This is consistent with our long-term strategy to diversify our balance sheet and have less reliance on mortgage assets.  Additionally, fees and service charges continue to improve dramatically as we have enhanced our product offerings statewide and continue to focus on expanding the breadth of our banking relationships with our existing customers.  We continue to control non-interest expense, having incurred only a 5% increase during the first six months.”

Alexander further remarked, “Interest rates have continued to remain very low contributing to a continued frenzy in mortgage loan refinancing.  This hectic pace of refinancing has accelerated the rate of prepayment in our mortgage portfolio above the level we had planned for, causing a decline in total loans outstanding.  Additionally, the duration of interest rates at these low levels has hampered our ability to adjust deposit pricing to a level adequate to compensate for the related declines in asset pricing.  These two factors have caused the decline in our net interest margin.  While these factors are occurring throughout the banking industry, we will focus our efforts on strategies to stabilize and reverse this trend in the upcoming months.”

Landmark Bancorp, Inc.’s total assets declined to $327.7 million at June 30, 2003, compared to $341.3 million at December 31, 2002.  Loans receivable, net were $213.0 million at June 30, 2003, compared to $229.1 million at December 31, 2002.  Growth in commercial loans was more than offset by the decline in mortgage loans attributable to high refinance activity.  At June 30, 2003, the allowance for loan losses was $2.5 million, or 1.2% of net loans, compared to $2.6 million, or 1.1% of net loans, at December 31, 2002.  The Company experienced some isolated asset quality deterioration relating to the commercial and consumer loan portfolios during the second quarter of 2003 as a result of the current economic downturn.  The Company feels these isolated instances have been appropriately addressed as charges against the allowance for loan losses during the quarter ended June 30, 2003.  As of June 30, 2003, $1.1 million in loans were on non-accrual status, or 0.52% of net loans, compared to a balance of $925,000 in loans on non-accrual status, or 0.40% of net loans, as of December 31, 2002.  Additionally, non-performing assets as a percent of total assets increased from 0.41% as of December 31, 2002 to 0.43% as of June 30, 2003.  Residential home loans comprised 21.7% of the $1.1 million non-accrual balance at June 30, 2003.  The Company has historically incurred minimal losses on mortgage loans based upon collateral values.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Garden City, Great Bend, Hoisington, LaCrosse, Osage City, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At June 30, 2003	At December 31, 2002
ASSETS

Cash and cash equivalents	$17,828,398	$11,448,684
Investment securities available for sale	85,800,336	89,296,337
Loans receivable, net (1)	213,037,115	229,111,866
Premises and equipment, net	3,748,783	3,755,048
Goodwill	1,971,178	1,971,178
Other intangible assets	1,019,539	1,131,584
Other assets	4,301,094	4,599,483

TOTAL ASSETS	$327,706,443	$341,314,180

LIABILITIES

Deposits	$254,917,922	$264,280,870
Other borrowings	25,426,539	26,203,121
Other liabilities	5,286,489	9,756,414

Total liabilities	285,630,950	300,240,405

Stockholders’ equity	42,075,493	41,073,775

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$327,706,443	$341,314,180

(1)          Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $2,488,746 and $2,565,201 at June 30, 2003 and December 31, 2002, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Six months ended June 30,		Three months ended June 30,
	2003	2002	2003	2002
Interest income:
Loans	$7,475,065	$8,522,008	$3,655,231	$4,181,660
Investment securities	1,448,463	1,410,383	642,076	764,904
Other	23,235	66,006	14,291	9,437
Total interest income	8,946,763	9,998,397	4,311,598	4,956,001

Interest expense:
Deposits	2,407,925	3,173,452	1,159,028	1,440,256
Borrowed funds	595,543	685,887	295,022	342,051
Total interest expense	3,003,468	3,859,339	1,454,050	1,782,307

Net interest income	5,943,295	6,139,058	2,857,548	3,173,694
Provision for loan losses	120,000	66,500	60,000	33,000
Net interest income after provision for loan losses	5,823,295	6,072,558	2,797,548	3,140,694

Non-interest income:
Fees and service charges	1,282,652	882,215	670,655	482,424
Gains on sale of loans	1,126,797	485,483	492,290	235,328
Gains on sale of investments	25,682	93,418	—	67,618
Other	151,153	131,033	82,111	75,894
Total non-interest income	2,586,284	1,592,149	1,245,056	861,264

Non-interest expense:
Compensation and benefits	2,422,941	2,419,504	1,209,841	1,207,550
Occupancy and equipment	624,924	568,498	312,547	282,109
Amortization	223,110	173,260	111,791	83,284
Professional fees	188,283	130,338	65,504	78,668
Data processing	163,248	155,436	83,169	72,007
Other	1,020,684	976,586	507,148	483,551
Total non-interest expense	4,643,190	4,423,622	2,290,000	2,207,169

Income tax expense	1,227,450	1,103,243	537,198	615,287

Net earnings	$2,538,939	$2,137,842	$1,215,406	$1,179,502

Net earnings per share (2)
Basic	$1.28	$1.00	$0.61	$0.56
Diluted	1.27	0.98	0.61	0.55

Book value per share (2)	$21.09	$19.26	$21.09	$19.26

Shares outstanding at end of period	1,995,449	2,077,732	1,995,449	2,077,732

Weighted average diluted common and common equivalent shares outstanding	2,006,586	2,177,348	2,007,722	2,137,154

(2)          Net earnings per share and book value per share at or for the periods ended June 30, 2002 have been adjusted to give effect to the 5% stock dividend paid during December 2002.

	Six months ended June 30,		Three months ended June 30,
	2003	2002	2003	2002
OTHER DATA (unaudited):

Return on average assets (4)	1.55%	1.27%	1.49%	1.43%
Return on average equity (4)	12.26%	10.75%	11.62%	12.06%
Equity to total assets	12.84%	11.84%	12.84%	11.84%

(4)          Information for the six and three months ended has been annualized.